Exhibit 10.6

FIRST COMMUNITY BANK

DEFERRED COMPENSATION PLAN

PURPOSE

First Community Bank of America (the “Company”), hereby establishes, effective as of January 1, 2005, the First Community Bank Deferred Compensation Plan (the “Plan”) to retain and reward a select management or highly compensated employee of the Company. The Plan is an unfunded plan established and maintained for the primary purpose of providing certain key employees who substantially contribute to the success of the Company with deferred compensation benefits.

ARTICLE I

Definitions

Whenever used hereinafter, the following terms shall have the meaning set forth below.

(a) “Accrued Benefit” shall mean the retirement benefit, which the Participant has earned, based on his Final Compensation as of the date of determination and calculated in accordance with paragraph (a) of Article III if the Participant has attained age 65 at the time of determination, or paragraph (b) of Article III if the Participant has not attained age 65 at the time of determination.

(b) “Actuarial Present Value” shall mean, with respect to determining the amount of a lump sum payment, an amount determined by using a six and one half percent (6.5%) discount rate and the Age 85 Mortality Table.

(c) “Affiliate” shall mean, with respect to the Company, any corporation other than such Company that is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which such Company is a member; all other trades or businesses (whether or not incorporated) under common control, within the meaning of Section 414(c) of the Code, with such Company; any service organization other than such Company that is a member of an Affiliated service group, within the meaning of Section 414(m) of the Code, of which such Company is a member; and any other organization that is required to be aggregated with such Company under Section 414(o) of the Code.

(d) “Beneficiary” shall mean the person or persons designated by a Participant in writing who are to receive any benefits under the Plan after the Participant’s death. If the Participant does not select a Beneficiary under this Plan on forms provided for that purpose, the Participant’s Beneficiary shall be the Participant’s estate.

(a) “Change in Control” shall mean a transaction in which the Employer enters into a merger, consolidation, lease, joint venture or similar transaction which results in the Employer no longer being the controlling entity, or such other definition specified in Treasury regulations or other guidance issued under Section 409A of the Code.

(e) “Claimant” shall mean a Participant or Beneficiary.

(f) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute. Reference to a specific section of the Code shall include a reference to any successor provision.

(g) “Company” shall mean First Community Bank of America and its successors.

(h) “Compensation” shall mean base salary, bonus and incentive compensation amounts received by a Participant from the Company. Compensation shall not include any salary reductions made pursuant to a plan described in Section 125 or Section 401(k) of the Code. Compensation shall not include any amounts realized from the exercise of a non-qualified stock option or amounts realized from restricted stock or qualified stock options.

(i) “Early Retirement Age” shall mean the Participant’s attainment of age 60.

(j) “Effective Date” shall mean January 1, 2005.

(k) “Final Compensation” shall mean the Compensation received by the Participant over the twelve months immediately preceding the Participant’s last day of full-time employment.

(l) “Normal Retirement Age” shall mean the Participant’s attainment of age 65, or if later, the Participant’s age as of the date employment with the Company is terminated.

(m) “Participant” shall mean Kenneth Cherven.

(n) “Plan” shall mean the First Community Bank Deferred Compensation Plan hereby created and as it may be amended from time to time.

(o) “Plan Administrator” shall mean a committee appointed by the Company, or if no committee is appointed, the Company.

(p) “Plan Year” shall mean the 12-month period ending each December 31.

ARTICLE II

Administration

(a) Plan Administrator.

(1) The Plan Administrator shall have complete control and discretion to manage the operation and administration of the Plan, with all powers necessary to enable it to carry out its duties in that respect. Not in limitation, but in amplification of the foregoing, the Plan Administrator shall have the following powers:

(A) To determine all questions relating to the eligibility of Kenneth Cherven to participate or continue to participate in the Plan;

(B) To maintain all records and books of account necessary for the administration of the Plan and establish such accounting procedures as are necessary to administer the Plan;

(C) To interpret the provisions of the Plan and to make and to publish such interpretive or procedural rules as are not inconsistent with the Plan and applicable law;

(D) To compute, certify and arrange for the payment of benefits to which the Participant or any Beneficiary is entitled;

(E) To process claims for benefits under the Plan by the Participant or any Beneficiary;

(F) To engage consultants and professionals to assist the Plan Administrator in carrying out its duties under this Plan; and

(G) To develop and maintain such instruments as may be deemed necessary from time to time by the Plan Administrator to facilitate payment of benefits under the Plan.

(2) The Plan Administrator may designate employees of the Company to assist the Plan Administrator in the administration of the Plan and perform ministerial duties required of the Plan Administrator hereunder.

(b) Plan Administrator’s Authority. The Plan Administrator may consult with Company’s officers, legal and financial advisers and others, but nevertheless the Plan Administrator shall have the full authority and discretion to act, and the Plan Administrator’s actions shall be final and conclusive on all parties.

(c) Claims and Appeal Procedure for Denial of Benefits. A Claimant may file with the Plan Administrator a written claim for benefits if the Participant or Beneficiary determines the distribution procedures of the Plan have not provided him his proper interest in the Plan. The Plan Administrator must render a decision on the claim within a reasonable period of time of the Claimant’s written claim for benefits. The Plan Administrator must provide adequate notice in writing to the Claimant whose claim for benefits under the Plan the Plan Administrator has denied. The Plan Administrator’s notice to the Claimant must set forth:

(1) The specific reason for the denial;

(2) Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

(3) A description of any additional material and information needed for the Claimant to perfect his claim and an explanation of why the material or information is needed; and

(4) That any appeal the Claimant wishes to make of the adverse determination must be made in writing to the Plan Administrator within sixty (60) days after receipt of the Plan Administrator’s notice of denial of benefits. The Plan Administrator’s notice must further advise the Claimant that his failure to appeal the action to the Plan Administrator in writing will render the Plan Administrator’s determination final, binding and conclusive. The Plan Administrator’s notice of denial of benefits must identify the contact name and address of the Plan Administrator to whom the Claimant may forward his appeal.

If the Claimant should appeal to the Plan Administrator, the Claimant, or his duly authorized representative, must submit, in writing, whatever issues and comments the Claimant, or his duly authorized representative, believes are pertinent. The Claimant, or his duly authorized representative, may review pertinent Plan documents. The Plan Administrator will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator must advise the Claimant of its decision within a reasonable period of time of the Claimant’s written request for review.

ARTICLE III

Benefits

(a) Normal Retirement Benefit. If the Participant retires on or after attaining his Normal Retirement Age, he will be entitled to an annual income equal to 75% of the Participant’s Final Compensation for the life of the Participant.

(b) Early Retirement Benefit. If the Participant retires on or after attaining his Early Retirement Age, but prior to reaching his Normal Retirement Age, he will be entitled to an annual income equal to 60% of the Participant’s Final Compensation for the life of the Participant.

(c) Death Benefit. In the event of the death of a Participant prior to actual retirement, the Participant’s spouse shall be entitled to an annual income equal to 60% of the Participant’s vested Accrued Benefit for life.

(d) Disability Benefit.

(1) In the event a Participant’s employment with the Company or an Affiliate is terminated by reason of his Total and Permanent Disability, such Participant shall be entitled to a benefit equal to his Accrued Benefit determined as of the date of his termination of employment.

(2) A participant will only be considered to have a Total and Permanent Disability if he is:

(A) unable to engage in a substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(B) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Company.

(e) Termination of Employment Benefit.

(1) In the event that a Participant’s employment with the Company or an Affiliate is terminated for any reason, other than death, the Participant shall be entitled to a benefit equal to his vested Accrued Benefit determined as of the date of his termination of employment.

(2) In the event a Participant terminates his employment with the Company or an Affiliate for any reason other than death prior to becoming fully vested, the Participant shall forfeit all nonvested benefits under this Plan.

(f) Change in Control Benefit. In the event the Participant is terminated from employment following a Change in Control, the Participant will be entitled to a benefit equal to his vested Accrued Benefit determined as of the date of the Change in Control.

(g) Vesting.

(1) The Participant shall vest in accordance with the following vesting schedule:

Date	Vested Percent
Prior to July 1, 2010	0%
July 1, 2010	50%
July 1, 2011	55%
July 1, 2012	60%
July 1, 2013	65%
July 1, 2014	70%
July 1, 2015	75%
July 1, 2016	80%
July 1, 2017	85%
July 1, 2018	90%
July 1, 2019	95%
On or after July 1, 2020	100%

(2) Notwithstanding the foregoing, the Participant shall be fully vested upon attainment of Early Retirement Age or Normal Retirement Age or upon termination of employment resulting from a Total and Permanent Disability.

(3) (A) Notwithstanding the foregoing, if a Participant’s employment is involuntarily terminated for reasons other than for cause or the Participant is terminated as a result of a Change in Control prior to July 1, 2015, he will be deemed to be 70% vested.

(B) For purposes of this paragraph, if the Participant is terminated as a result of his criminal conduct or misconduct involving moral turpitude, gross negligence in carrying out the directions of the Board of Directors of the Company, continued insubordination or intentional refusal to follow reasonable and legal directions of the Board, substance abuse or intentional violation of conflicts of interest policies established by the Board, he shall be considered as being terminated “for cause.”

(h) Forfeitures. Forfeited amounts under this Plan shall remain the property of the Company or, if applicable, the trust established pursuant to Article V.

ARTICLE IV

Distribution of Benefits

(a) Time and Form of the Distribution of Benefits. The benefit payable to the Participant pursuant to Article III shall be paid in the form of a single lump sum payment to the Participant (or, in the case of death, the Participant’s spouse) in an amount equal to the Actuarial Present Value of the benefits described in Article V as soon as administratively possible following the Participant’s termination from employment with the Company or an Affiliate for any reason, including death.

(b) Tax Withholding. The Company may withhold, or require the withholding from any benefit payment which it is required to make, any federal, state or local taxes required by law to be withheld with respect to a benefit payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment. Upon discharge or settlement of such tax liability, the Company shall distribute the balance of such sum, if any, to a Participant, or if a Participant is then deceased, to the Beneficiary of the Participant. Prior to making any payment hereunder, the Company may require such documents from any taxing authority, or may require such indemnities or surety bond, as the Company shall reasonably deem necessary for its protection.

ARTICLE V

Financing

(a) Financing. The benefits under this Plan, and the expenses of administering the Plan and maintaining any trust created pursuant to paragraph (d) of this Article V, may be paid out of the general assets of the Company or any trust.

(b) No Trust Created. Nothing contained in this Plan, and no action taken pursuant to the provisions of this Plan, shall create or be construed to create a funded plan, a trust of any kind or a fiduciary relationship between the Company and a Participant, a Participant’s Beneficiary or any other person.

(c) Unsecured Interest. A Participant shall not have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

(d) Establishment of Trust.

(1) The Company may establish one or more trusts substantially in conformance with the terms of the model trust described in Revenue Procedure 92-64 to assist in meeting its obligations to Participants under this Plan. Except as provided in paragraph (b) above and the terms of the trust agreement, any such trust or trusts shall be established in such manner as to permit the use of assets transferred to the trust and the earnings thereon to be used by the trustee solely to satisfy the liability of the Company in accordance with the Plan.

(2) The Company, in its sole discretion, and from time to time, may make contributions to the trust. Unless otherwise paid by the Company, all benefits under the Plan and expenses chargeable to the Plan shall be paid from the trust.

(3) The powers, duties and responsibilities of the trustee shall be as set forth in the trust agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the trustee.

(e) Alternative Funding Vehicles. In addition to, or in place of, creating and maintaining a rabbi trust, the Company may implement other financing arrangements for the purpose of paying some or all of the benefits provided under this Plan.

(f) Subject to Claims. The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants employed by the Company shall have the status of general unsecured creditors of the Company. The Plan is unfunded for Federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. All amounts credited to the Participants’ Accounts will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.

ARTICLE VI

Amendment and Termination

(a) Amendments and Termination. The Plan may be amended at any time, or from time to time, by the Company, and the Plan may be terminated at any time by the Company. Any such amendment or termination shall be ratified and approved by the Company’s Board of Directors.

(b) Effect of Amendment or Termination. No amendment or termination of the Plan shall affect the rights of any Participant’s Accrued Benefit as of the date of such amendment or termination.

ARTICLE VII

Miscellaneous

(a) Payments to Minors and Incompetents. If the Plan Administrator receives satisfactory evidence that a person who is entitled to receive any benefit under the Plan, at the time such benefit becomes available, is a minor or is physically unable or mentally incompetent to receive such benefit and to give a valid release therefore, and that another person or an institution is then maintaining or has custody of such person, and that no guardian, or other representative of the estate of such person shall have been duly appointed, the Plan Administrator may authorize payment of such benefit otherwise payable to such person to such other person or institution; and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

(b) Plan Not a Contract of Employment. The Plan shall not be deemed to constitute a contract between the Company and the Participant, nor to be consideration for the employment of a Participant. Nothing in the Plan shall give a Participant the right to be retained in the employ of the Company; the Participant shall remain subject to discharge or discipline as an employee to the same extent as if the Plan had not been adopted.

(c) Non-Alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person. If any person entitled to benefits under the Plan shall become bankrupt or shall attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, or if any attempt shall be made to subject any such benefit to the debts, contracts, liabilities, engagements or torts of the person entitled to any such benefit, except as specifically provided in the Plan, then such benefits shall cease and terminate at the discretion of the Plan Administrator. The Plan Administrator may then hold or apply the same or any part thereof to or for the benefit of such person or any dependent or Beneficiary of such person in such manner and proportions as it shall deem proper.

(d) State Law. This instrument shall be construed in accordance with and governed by the laws of the State of Florida, to the extent not superseded by the laws of the United States.

(e) No Interest in Assets. Nothing contained in the Plan shall be deemed to give any Participant any equity or other interest in the assets, business or affairs of the Company. No Participant in the Plan shall have a security interest in assets of the Company used to make contributions or pay benefits.

(f) Recordkeeping. Appropriate records shall be maintained for the purpose of the Plan, subject to the supervision and control of the Plan Administrator.

(g) Gender. Throughout this Plan, and whenever appropriate, the masculine gender shall be deemed to include the feminine and neuter; the singular, the plural; and vice versa.

(h) Liability Limited. In administering the Plan neither the Plan Administrator nor any officer, director or employee thereof, shall be liable for any act or omission performed or omitted, as the case may be, by such person with respect to the Plan; provided, that the foregoing shall not relieve any person of liability for gross negligence, fraud or bad faith. The Plan Administrator, its officers, directors and employees shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that shall be furnished by any actuary, accountant, trustee, insurance company, consultant, counsel or other expert who shall be employed or engaged by the Plan Administrator in good faith.

(i) Protective Provisions. Each Participant shall cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Plan Administrator may deem necessary and taking such other relevant action as may be requested by the Plan Administrator. If a Participant refuses to cooperate or makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his Beneficiary, provided that, in the Plan Administrator’s sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of such action, misstatement or nondisclosure.

IN WITNESS WHEREOF, this Plan is effective as of the date first written above and has been executed on the date written below.

FIRST COMMUNITY BANK OF AMERICA

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